Karat Packaging Reports 2022 Third Quarter Financial Results

– Significant Gross Margin Expansion and Record Quarterly Operating Cash Flow –

CHINO, Calif, November 10, 2022 – Karat Packaging Inc. (Nasdaq: KRT) (“Karat”), a specialty distributor and manufacturer of environmentally friendly, disposable foodservice products and related items, today announced financial results for its third quarter and nine-months ended September 30, 2022.

Third Quarter 2022 Highlights

•Net sales of $110.0 million, up 7.1 percent from the prior-year quarter.
•Gross profit of $34.2 million, up 14.7 percent from the prior-year quarter.
•Gross margin of 31.1 percent, increased from 29.0 percent from the prior-year quarter.
•Net income of $6.2 million, up 51.1 percent from the prior-year quarter.
•Net income margin of 5.6 percent, increased from 4.0 percent from the prior-year quarter.
•Adjusted EBITDA of $11.7 million, up 30.1 percent from the prior-year quarter.
•Adjusted EBITDA margin of 10.7 percent, versus 8.8 percent in the prior-year quarter.
•Record quarterly operating cash flow of $20.2 million
•Financial liquidity of $54.5 million as of September 30, 2022

2022 Outlook

•Net sales for the 2022 fourth quarter: $95 million to $98 million, up from $91.3 million for the 2021 fourth quarter.
•Gross margin goal for the 2022 full year: 31 percent to 32 percent on average.

“Although net sales for the third quarter were above those of the prior year period - a particularly strong quarter due to COVID re-openings - results were impacted by customers’ destocking of certain inventory due to supply chain recovery,” said Alan Yu, chief executive officer. “Nevertheless, demand remains strong for our eco-friendly products and other offerings. Our eco-friendly products grew 26.7 percent during the quarter.

“We continue to see solid gross margin improvement into the fourth quarter, further benefited from significantly lower ocean freight rates toward the end of the third quarter and the strong U.S. dollar, which is allowing us to implement some price reductions to proactively pass on savings to our customers.

“Proceeding into the fourth quarter and fiscal 2023, we have implemented new initiatives to significantly grow online sales, and we are on track with our Green Earth Technology joint venture in Taiwan to start producing bagasse products at the end of 2022, with shipments to begin early in the new year.”

Third Quarter 2022 Financial Results

Net sales for the 2022 third quarter increased 7.1 percent to $110.0 million, from $102.7 million in the 2021 third quarter, a particularly strong quarter due to Covid re-openings.

Gross profit for the 2022 third quarter increased 14.7 percent to $34.2 million, from $29.8 million in the prior-year quarter.

Gross margin expanded 210 basis points to 31.1 percent, from 29.0 percent in the prior-year quarter. Gross margin was favorably impacted by a shift to higher margin products, such as environmentally friendly products, price increases implemented previously to partially offset increased product, ocean freight and labor costs, favorable foreign currency exchange rate from the strengthening of the US Dollar against Taiwan New Dollar, and improved operating efficiencies and leverage.

Operating expenses in the 2022 third quarter were $26.3 million, or 23.9% of net sales, compared with $24.4 million, or 23.8% of net sales, in the prior-year quarter. The increase primarily resulted from higher labor costs due to workforce expansion, and an increase in rental expense due to distribution network expansion.

Operating income in the third quarter of 2022 increased to $7.9 million, from $5.4 million in the prior-year quarter.

Other income totaled $143,000 in the 2022 third quarter, compared with other expense totaled $24,000 in the prior-year quarter. Other income included foreign currency transactions gain of $369,000 for the 2022 third quarter, compared with foreign currency loss of 63,000 in the 2021 third quarter.

The effective tax rate for the 2022 third quarter was 23.6 percent, compared with 23.7 percent for the prior-year quarter.

Net income for the 2022 third quarter increased 51.1 percent to $6.2 million, from $4.1 million for the same quarter last year. Net income margin was 5.6 percent for the 2022 third quarter, compared with 4.0 percent a year ago.

Net income attributable to Karat for the 2022 third quarter was $6.1 million, or $0.31 per diluted share, compared with $3.8 million, or $0.19 per diluted share, in the prior-year quarter.

Adjusted EBITDA rose 30.1 percent to $11.7 million in the 2022 third quarter, from $9.0 million in the prior-year quarter. Adjusted EBITDA margin, a non-GAAP measure defined below, expanded 190 basis point to 10.7 percent of net sales, from 8.8 percent in the prior-year quarter.

Adjusted diluted earnings per common share, a non-GAAP measure defined below, rose to $0.33 per share, from $0.22 per share in the prior-year quarter.

Nine-Month 2022 Financial Results

Net sales for the first nine months of 2022 increased 21.0 percent to $330.3 million, from $272.9 million in the same period last year.

Gross profit for the first nine months of 2022 increased 28.8 percent to $102.4 million, from $79.5 million in the same period last year. Gross margin was 31.0 percent, an increase from 29.1 percent in the same period last year. The margin expansion resulted primarily from the shift to higher margin products, price increases implemented previously to partially offset increased product, ocean freight and labor costs, favorable foreign currency exchange rate impact from the strengthening of the US Dollar against Taiwan New Dollar, and improved operating efficiencies and fixed cost leverage, partially offset by higher freight and duty costs.

Operating expenses were $77.2 million in the 2022 year-to-date period, compared with $63.5 million in the same period last year. The increase primarily included higher shipping and transportation costs and the increase in payroll-related costs due to workforce expansion.

Operating income increased to $25.2 million in the first nine months of 2022, or 7.6 percent of net sales, compared with $16.0 million, or 5.9 percent of net sales, in the same period last year.

Other income totaled $2.4 million in the first nine months of 2022, compared with $4.5 million in the same period last year. Other income in the first nine months of 2021 primarily reflected the $5.0 million gain on forgiveness of debt recorded in the second quarter.

Net income increased to $21.3 million for the first nine months of 2022, from $16.5 million in the same period last year, which included the $5.0 million gain on forgiveness of debt recorded in the second quarter of 2021.

Net income margin was 6.4 percent in the first nine months of 2022, versus 6.0 percent in the same period last year. Net income attributable to Karat was $19.1 million, or $0.96 per diluted share, in the first nine months of 2022, compared with $15.1 million, or $0.84 per diluted share, in the same period last year.

Adjusted EBITDA increased to $36.6 million in the first nine months of 2022, compared with $26.2 million in the same period last year. Adjusted EBITDA margin was 11.1 percent in the 2022 year-to-date period, compared with 9.6 percent in the same period last year.

Adjusted diluted earnings per common share, a non-GAAP measure defined below, rose to $1.03 per share, from $0.68 per share in the same period last year.

Investor Conference Call

The Company will host an investor conference call today, November 10, 2022, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) to discuss its 2022 third quarter results.

Phone: 877-418-4045 (domestic); 412-317-6745 (international)
Conference ID: Karat Packaging Inc.
Webcast: Accessible at http://investor.karatpackaging.com/; archive available for approximately one year

About Karat Packaging Inc.
Karat Packaging Inc. is a specialty distributor and manufacturer of a wide range of environmentally friendly, disposable foodservice products and related items, primarily used by national and regional restaurants and in foodservice settings throughout the United States. Its products include food and take-out containers, bags, tableware, cups, lids, cutlery, straws, specialty beverage ingredients, equipment, gloves and other products. The company’s eco-friendly Karat Earth® line offers quality, sustainably focused products that are made from renewable resources. Karat Packaging also offers customized solutions, including new product development and design, printing, and logistics services. To learn more about Karat Packaging, please visit the company’s website at www.karatpackaging.com.

Caution Concerning Forward-Looking Statements
Statements made in this release that are not statements of historical or current facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We caution readers that forward-looking statements are predictions based on our current expectations about future events. These forward-looking statements, including, but not limited to, achieving continued increases in customer demand, along with achieving third quarter and full year financial guidance, are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Our actual results, performance, or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, including the risks discussed under the heading “Risk Factors” discussed under the caption “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K, as amended, or any updates discussed under the caption “Item 1A. Risk Factors” in Part II of our Quarterly Reports on Form 10-Q and in our other filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise that occur after that date, except as required by law.

Investor Relations and Media Contacts:

PondelWilkinson Inc.
Judy Lin Sfetcu/Roger Pondel
310-279-5980
ir@karatpackaging.com

KARAT PACKAGING INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net sales	$109,996	$102,711	$330,290	$272,910
Cost of goods sold	75,828	72,918	227,869	193,393
Gross profit	34,168	29,793	102,421	79,517
Operating expenses
Selling expense	9,413	9,855	28,218	24,026
General and administrative expense (including $665 and $683 associated with variable interest entity for the three months ended September 30, 2022 and 2021, respectively; $1,899 and $1,983 associated with variable interest entity for the nine months ended September 30, 2022 and 2021, respectively)	16,845	14,573	49,000	39,485
Total operating expenses	26,258	24,428	77,218	63,511
Operating income	7,910	5,365	25,203	16,006
Other income (expense)
Rental income (including $239 and $246 associated with variable interest entity for the three months ended September 30, 2022 and 2021, respectively; and $715 and $738 associated with variable interest entity for the nine months ended September 30, 2022 and 2021, respectively)	239	246	715	738
Other income (expense)	28	101	(235)	223
Gain (Loss) on foreign currency transactions	369	(63)	1,352	(347)
Interest (expense) income (including $470 interest expense and $273 interest expense associated with variable interest entity for the three months ended September 30, 2022 and 2021, respectively; and $781 interest income and $283 interest expense associated with variable interest entity for the nine months ended September 30, 2022 and 2021, respectively)	(493)	(308)	584	(1,158)
Gain on forgiveness of debt	—	—	—	5,000
Total other income (expense)	143	(24)	2,416	4,456
Income before provision for income taxes	8,053	5,341	27,619	20,462
Provision for income taxes	1,900	1,268	6,323	4,001
Net income	6,153	4,073	21,296	16,461
Net income attributable to noncontrolling interest	57	287	2,189	1,312
Net income attributable to Karat Packaging Inc.	$6,096	$3,786	$19,107	$15,149
Basic and diluted earnings per share:
Basic	$0.31	$0.19	$0.96	$0.84
Diluted	$0.31	$0.19	$0.96	$0.84
Weighted average common shares outstanding, basic	19,809,417	19,710,043	19,808,813	17,945,205
Weighted average common shares outstanding, diluted	19,938,042	19,881,295	19,922,047	18,110,127

KARAT PACKAGING INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands, except share and per share data)

	September 30, 2022	December 31, 2021
Assets
Current assets
Cash and cash equivalents (including $1,568 and $1,163 associated with variable interest entity at September 30, 2022 and December 31, 2021, respectively)	$7,531	$6,483
Accounts receivable, net of allowances of $1,695 and $583 at September 30, 2022 and December 31, 2021, respectively (including $3 and $24 associated with variable interest entity at September 30, 2022 and December 31, 2021, respectively)	36,732	32,776
Inventories	73,286	58,472
Prepaid expenses and other current assets (including $187 and $63 associated with variable interest entity at September 30, 2022 and December 31, 2021, respectively)	7,258	5,141
Total current assets	124,807	102,872
Property and equipment, net (including $45,702 and $46,612 associated with variable interest entity at September 30, 2022 and December 31, 2021, respectively)	94,346	93,475
Deposits	15,610	6,885
Goodwill	3,510	3,510
Intangible assets, net	360	380
Other assets (including $47 and $65 associated with variable interest entity at September 30, 2022 and December 31, 2021, respectively)	827	477
Total assets	$239,460	$207,599

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable (including $27 and $136 associated with variable interest entity at September 30, 2022 and December 31, 2021, respectively)	$18,929	$18,470
Accrued expenses (including $480 and $68 associated with variable interest entity at September 30, 2022 and December 31, 2021, respectively)	8,469	7,813
Related party payable	4,858	2,003
Income taxes payable (including $0 and $9 associated with variable interest entity at September 30, 2022 and December 31, 2021, respectively)	196	85
Customer deposits (including $244 and $88 associated with variable interest entity as of September 30, 2022 and December 31, 2021, respectively)	1,186	1,215
Debt, current portion (including $948 and $1,178 associated with variable interest entity at September 30, 2022 and December 31, 2021, respectively)	948	1,178
Other payables	242	—
Total current liabilities	34,828	30,764

	September 30, 2022	December 31, 2021
Deferred tax liability	5,634	5,634
Long-term debt, net of current portion and debt discount of $229 and $200 as of September 30, 2022 and December 31, 2021, respectively (including $41,789 and $35,339 associated with variable interest entity at September 30, 2022 and December 31, 2021, respectively, and debt discount of $229 and $200 associated with variable interest entity as of September 30, 2022 and December 31, 2021, respectively)	41,789	35,339
Other liabilities (including $1,302 and $2,637 associated with variable interest entity at September 30, 2022 and December 31, 2021, respectively)	3,127	3,837
Total liabilities	85,378	75,574

Karat Packaging Inc. stockholders’ equity
Common stock, $0.001 par value, 100,000,000 shares authorized, 19,832,417 and 19,809,417 shares issued and outstanding, respectively, at September 30, 2022; 19,827,417 and 19,804,417 shares issued and outstanding, respectively, at December 31, 2021	20	20
Additional paid in capital	85,519	83,694
Treasury stock, $0.001 par value, 23,000 shares at both September 30, 2022 and December 31, 2021	(248)	(248)
Retained earnings	58,541	39,434
Total Karat Packaging Inc. stockholders’ equity	143,832	122,900
Noncontrolling interest	10,250	9,125
Total stockholders’ equity	154,082	132,025
Total liabilities and stockholders’ equity	$239,460	$207,599

KARAT PACKAGING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In thousands)

	Nine Months Ended September 30,
	2022	2021
Cash flows from operating activities
Net income	$21,296	$16,461
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,752	7,477
Adjustments to accounts receivable reserves	1,112	—
Adjustments to inventory reserves	441	133
Gain on sale of asset	(33)	—
Change in fair value of interest rate swap	(2,159)	(1,298)
Amortization of loan fees	28	9
Stock-based compensation	1,774	1,088
Gain on forgiveness of debt	—	(5,000)
(Increase) decrease in operating assets
Accounts receivable	(5,068)	(9,438)
Inventories	(15,255)	(11,226)
Prepaid expenses and other current assets	(2,264)	840
Deposits	(143)	(64)
Other assets	100	(238)
Increase (decrease) in operating liabilities
Accounts payable	459	(1,041)
Accrued expenses	1,130	3,202
Related party payable	2,855	(2,427)
Income taxes payable	111	65
Customer deposits	(29)	574
Other liabilities	150	—
Other payable	242	(363)
Net cash provided by (used in) operating activities	$12,499	$(1,246)
Cash flows from investing activities
Purchases of property and equipment	(2,007)	(3,947)
Proceeds from disposal of property and equipment	76	—
Deposits paid for property and equipment	(11,471)	(3,792)
Deposits paid for joint venture investment	(4,000)	—
Proceeds from settlement of interest rate swap	825	—
Acquisition of Pacific Cup, Inc., net of cash acquired	—	(900)
Net cash used in investing activities	$(16,577)	$(8,639)
Cash flows from financing activities
Proceeds from line of credit	21,100	1,470
Payments on line of credit	(21,100)	(34,639)
Proceeds from long-term debt	27,477	15,997
Payments on long-term debt	(21,338)	(38,985)
Proceeds from exercise of stock options	51	67,592
Payments on capital lease obligations	—	(319)
Payments of noncontrolling interest tax withholding	(1,064)	—
Net cash provided by financing activities	$5,126	$11,116
Net increase in cash and cash equivalents	1,048	1,231

	Nine Months Ended September 30,
	2022	2021
Cash and cash equivalents
Beginning of year	$6,483	448
End of year	$7,531	$1,679
Supplemental disclosures of non-cash investing and financing activities:
Transfers from deposit to property and equipment	$6,639	$3,215
Acquisition price of Pacific Cup, Inc. included within deposits	$—	$100
Gain on forgiveness of debt	$—	$5,000
Supplemental disclosures of cash flow information:
Cash paid for income taxes	$7,069	$3,324
Cash paid for interest	$1,541	$2,472

KARAT PACKAGING INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (UNAUDITED)

(In thousands, except per share amounts)

Reconciliation of Adjusted EBITDA and Adjusted EBITDA margin:	Three Months Ended September 30,				Nine Months Ended September 30, 2022
	2022		2021		2022		2021
	Amounts	% of revenue	Amounts	% of revenue	Amounts	% of revenue	Amounts	% of revenue
Net income:	$6,153	5.6%	$4,073	4.0%	$21,296	6.4%	$16,461	6.0%
Add (deduct):
Interest expense (income), net	493	0.4	308	0.3	(584)	(0.2)	1,158	0.4
Provision for income taxes	1,900	1.7	1,268	1.2	6,323	1.9	4,001	1.5
Depreciation and amortization	2,604	2.5	2,534	2.5	7,752	2.4	7,477	2.7
Stock-based compensation expense	598	0.5	848	0.8	1,774	0.6	1,088	0.4
IPO related expenses	—	—	—	—	—	—	997	0.4
Gain on forgiveness of debt	—	—	—	—	—	—	(5,000)	(1.8)
Adjusted EBITDA	$11,748	10.7%	$9,031	8.8%	$36,561	11.1%	$26,182	9.6%

Reconciliation of Adjusted Diluted Earnings Per Common Share	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Diluted earnings per common share:	$0.31	$0.19	$0.96	$0.84
Add (deduct):
Stock-based compensation expense	0.03	0.04	0.09	0.06
IPO related expenses	—	—	—	0.06
Gain on forgiveness of debt	—	—	—	(0.28)
Income tax impact of adjustments	(0.01)	(0.01)	(0.02)	—
Adjusted diluted earnings per common shares	$0.33	$0.22	$1.03	$0.68

Reconciliation of Adjusted EBITDA by Entity:	Three Months Ended September 30, 2022				Nine Months Ended September 30, 2022
	Karat Packaging	Global Wells	Eliminations	Consolidated	Karat Packaging	Global Wells	Eliminations	Consolidated
Net income (loss):	$6,060	$66	$27	$6,153	$19,096	$2,531	$(331)	$21,296
Add:
Interest expense (income), net	91	402	—	493	265	(849)	—	(584)
Provision for income taxes	1,900	—	—	1,900	6,323	—	—	6,323
Depreciation and amortization	2,301	303	—	2,604	6,842	910	—	7,752
Stock-based compensation expense	598	—	—	598	1,774	—	—	1,774
Adjusted EBITDA	$10,950	$771	$27	$11,748	$34,300	$2,592	$(331)	$36,561

Reconciliation of Adjusted EBITDA by Entity:	Three Months Ended September 30, 2021				Nine Months Ended September 30, 2021
	Karat Packaging	Global Wells	Eliminations	Consolidated	Karat Packaging	Global Wells	Eliminations	Consolidated
Net income (loss):	$3,786	$332	$(45)	$4,073	$15,149	$1,517	$(205)	$16,461
Add (deduct)
Interest expense, net	35	273	—	308	875	283	—	1,158
Provision for income taxes	1,268	—	—	1,268	4,001	—	—	4,001
Depreciation and amortization	2,231	303	—	2,534	6,567	910	—	7,477
Stock-based compensation expense	848	—	—	848	1,088	—	—	1,088
IPO related expenses	—	—	—	—	997	—	—	997
Gain on forgiveness of debt	—	—	—	—	(5,000)	—	—	(5,000)
Adjusted EBITDA	$8,168	$908	$(45)	$9,031	$23,677	$2,710	$(205)	$26,182

Use of Non-GAAP Financial Measures

Karat utilizes certain financial measures and key performance indicators that are not defined by, or calculated in accordance with, GAAP to assess our financial and operating performance. A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of operations; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable GAAP measure so calculated and presented. The following non-GAAP measures are presented in this press release:
•Beginning in the fourth quarter of fiscal 2021, Adjusted EBITDA is calculated as net income before interest and income taxes, depreciation and amortization, stock-based compensation expense, IPO related expenses and gain on forgiveness of debt. The prior period Adjusted EBITDA has been revised to conform to this definition.
•Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by net sales.
•Adjusted diluted earnings per common share is calculated as diluted earnings per common share, plus the per share impact of stock-based compensation, IPO related expense and gain on forgiveness of debt, and adjusted for the related tax effects of these adjustments.

We believe the above-mentioned non-GAAP measures, which are used by management to assess the core performance of Karat, provide useful information and additional clarity of our operating results to our investors in their own evaluation of the core performance of Karat and facilitate a comparison of such performance from period to period. These are not measurements of financial performance or liquidity under GAAP and should not be considered in isolation or construed as substitutes for net income or other cash flow data prepared in accordance with GAAP for purposes of analyzing our profitability or liquidity. These measures should be considered in addition to, and not as a substitute for, revenue, net income, earnings per share, cash flows or other measures of financial performance prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not provide information that is directly comparable to that provided by other companies, as other companies may calculate such financial results differently.

KARAT PACKAGING INC. AND SUBSIDIARIES
NET SALES BY CATEGORY (UNAUDITED)
(In Thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(in thousands)
National and regional chains	$23,956	$22,894	$73,943	$63,493
Distributors	63,555	57,317	189,078	148,294
Online	14,044	14,644	43,084	39,790
Retail	8,441	7,856	24,185	21,333
	$109,996	$102,711	$330,290	$272,910